Exhibit 10.4

Amendment to the April 1, 2022 Amended and Restated Employment Agreement between Celularity Inc. and John Haines

This Amendment Agreement (“Agreement”) is entered into by and between Celularity Inc. (the “Company”) and John R. Haines (“Executive”) (collectively the “Parties”).

WHEREAS, on April 1, 2022, the Parties entered into an Amended and Restated Employment Agreement (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides that Executive’s annual Base Salary (as that term is defined in the Employment Agreement) is subject to review and adjustment from time to time by the Company in its sole discretion; and

WHEREAS, in order to comply with Section 4.15(a) of the Securities Purchase Agreement dated January 12, 2024 between the Company and Dragasac Limited, a company incorporated in the Isle of Man (the “SPA”) the Board has determined that the base salary of each member of the Company’s executive leadership team, including all employees of the Company with a title of Senior Vice President and Above (excluding Dr. Robert Hariri, whose salary will be subject to greater reduction) shall be reduced by fifteen percent (15%) for the year ended December 31, 2024;

WHEREAS, this Agreement is being entered into in accordance with Section 4.15(a) of the SPA.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree to the following:

1.	Effective February 16, 2024, the Company will decrease the portion of Executive’s Base Salary payable to Executive in accordance with the Company’s standard payroll practices from $500,000.00 per year (the “Prior Base Salary”) to $425,000.00 per year, less applicable withholdings (the “Revised Base Salary”).

2.	Payment of Executive’s Base Salary at the Prior Base Salary rate shall resume effective January 1, 2025.

3.	By signing this Agreement, Executive acknowledges and agrees that the reduction in the payment of Executive’s Base Salary to the Revised Base Salary rate is being implemented with Executive’s prior written consent and as a broad based reduction in the base salaries of all members of the Company’s executive management, and shall not constitute “Good Reason”(as defined in any agreement between Executive and the Company or any of its affiliates, including, but not limited to, the Employment Agreement and any outstanding equity award) for the Executive to obtain designated benefits from the Company in connection with such resignation or the breach of any obligation of the Company or any of its affiliates.

4.	In the event of Executive’s termination of employment by the Company without Cause or resignation under circumstances that constitute Good Reason under the terms of the Employment Agreement, any severance pay to which Executive may become entitled shall be calculated based on the Prior Base Salary rate, without regard to the reduction in base salary contemplated by this Agreement.

5.	Except as otherwise provided herein, nothing in this Agreement constitutes a waiver of any other compensation or benefits to which Executive may be entitled or a waiver of any of Executive’s rights under any agreement between Executive and the Company or any of its affiliates or any program, plan, or arrangement of the Company or any of its affiliates.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

John Haines, an individual

Dated:	February 16, 2024	/s/ John Haines
John R. Haines

CELULARITY INC.

Dated:	February 16, 2024	By	/s/ Robert Hariri
Robert J. Hariri, MD, PhD
Chief Executive Officer